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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)
Southern Peru Copper Corporation
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2004

Dear Common Stockholder:

        You are cordially invited to attend the annual meeting of stockholders, which will be held at the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, April 29, 2004, at 5:00 P.M., Mexico City time. We hope you can be with us.

        At the meeting, you will be asked to elect two directors and to ratify the selection of PricewaterhouseCoopers LLP as independent accountants.

        The meeting also provides an opportunity to review the activities of the Company and its plans and prospects for the future.

        It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima.

Sincerely,

Germán Larrea Mota-Velasco Chairman of the Board and Chief Executive Officer	Oscar González Rocha President

2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016 TEL (602) 977-6500
Avenida Caminos del Inca No. 171, Chacarilla del Estanque,
Santiago de Surco, Lima 33, Peru
TEL (511) 372-1414, ext. 3312 (Spanish), ext. 3325 (English)

2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 29, 2004

To the Common Stockholders:

        The annual meeting of stockholders of Southern Peru Copper Corporation will be held at the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, April 29, 2004, at 5:00 P.M., Mexico City time, for the following purposes:

(1)
To elect two directors of the Company by the holders of Common Stock, voting as a separate class, such directors to serve until the 2005 annual meeting.

(2)
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for calendar year 2004.

(3)
To transact such other business as may properly come before the meeting.

        In addition, the holders of Class A Common Stock, voting as a separate class, will elect eleven directors, such directors to serve until the 2005 annual meeting. The holders of Class A Common Stock will vote together with the holders of Common Stock, as a single class, to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for calendar year 2004.

        Stockholders of record at the close of business on March 24, 2004 ("the record date") will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

By order of the Board of Directors, Armando Ortega Gómez, Secretary
Phoenix, Arizona, March 26, 2004

Your Vote is Important
Please mark, sign, date and return your enclosed proxy card

PROXY STATEMENT

        This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Peru Copper Corporation ("SPCC" or the "Company"), 2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016, USA, and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock, par value $0.01 per share entitled to vote at the annual meeting to be held on April 29, 2004, and at any adjournment thereof. This proxy statement is not soliciting proxies from holders of Class A Common Stock whose proxies are being solicited separately. This proxy statement and the enclosed form of proxy are being mailed commencing on or about March 30, 2004, to holders of Common Stock of record on March 24, 2004. Additional copies will be available at the Company's offices in the United States, Lima and other locations in Peru.

        Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors and for the proposal to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants of the Company for the calendar year 2004. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

        The outstanding shares of the Company consist of Common Stock and Class A Common Stock, par value $0.01 per share (the "Common Stock" and the "Class A Common Stock", respectively). At the close of business on February 27, 2004 the Company had outstanding 14,113,552 shares of Common Stock. Each share of Common Stock outstanding on March 24, 2004, the record date for the annual meeting, and each of the 65,900,833 shares of Class A Common Stock outstanding as of such date, is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to five votes, except with respect to the election of directors, as described below under "Voting Securities" or as required by law.

VOTING SECURITIES

        The Company's Restated Certificate of Incorporation (the "Certificate") provides for a Board of Directors composed of fifteen directors. Two directors are elected by the holders of Common Stock (the "Common Stockholders") voting as a separate class, with each share of Common Stock outstanding at the March 24, 2004 record date entitled to one vote at the annual meeting. Thirteen directors, one of whom is the President, are nominated and elected by the holders of Class A Common Stock, voting as a separate class and in accordance with the terms of an agreement (the "Stockholders' Agreement") among ASARCO Incorporated ("Asarco"), Cerro Trading Company, Inc. ("Cerro") and Phelps Dodge Overseas Capital Corporation ("Phelps Dodge"). Messrs. Ramiro G. Peru and J. Steven Whisler, the nominees representing Phelps Dodge, resigned on January 29, 2004. No nominees to fill these vacancies are presented to the Class A Common Stockholders (as the term is defined below) at the annual meeting.

        The Stockholders' Agreement was amended on June 11, 2001 to substitute Grupo Mexico, S. A. de C. V. ("Grupo Mexico") for Asarco in the definition of "Founding Stockholder." Grupo Mexico and SPHC II Incorporated ("SPHC II"), an indirect subsidiary of Grupo Mexico, Cerro and Phelps Dodge are hereinafter referred to collectively as the "Class A Common Stockholders." On November 15, 1999, Asarco transferred all of its holdings of SPCC to Southern Peru Holding Corporation ("SPHC"), a wholly owned subsidiary of Asarco. On November 17, 1999, Grupo Mexico acquired all the holdings of Asarco following a tender offer and purchase of substantially all outstanding common stock of Asarco. On March 31, 2003, SPHC sold all its stock in the Company to Americas Mining Corporation ("AMC"), the parent of Asarco. Immediately after the transaction, the shares of Class A Common Stock were transferred to SPHC II, a subsidiary of AMC.

        In accordance with the Company's Certificate, except with respect to the election of directors or as required by law, the Common Stockholders and Class A Common Stockholders vote together as a single class. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to five votes per share on matters submitted to the vote of stockholders voting as one class.

        The Company's By-laws provide that the presence in person or by proxy of the Common Stockholders of record of a majority of the shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the purpose of electing two directors to represent the holders of Common Stock. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast by Common Stockholders is required for the election of the two Common Stock directors. The presence in person or by proxy of the holders of record of a majority of the combined outstanding shares of Common Stock and Class A Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of voting on proposals other than the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock and holders of shares of Class A Common Stock entitled to vote thereon, voting as a single class, is required to approve the independent accountant proposal described in this proxy statement.

        When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the Common Stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock, owned under the Company's Savings Plan, will be voted by the trustee under the plan in accordance with the instructions contained in the proxy submitted by the beneficial Common Stockholder. Any shares held by the trustee for which no voting instructions are received will be voted by the trustee in the same proportion as the shares for which voting instructions have been received.

ELECTION OF DIRECTORS

        Two nominees are proposed for election by the Common Stockholders at the annual meeting. Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes are the nominees designated to be voted on by the Common Stockholders. Mr. Palomino has been elected recently to fill the vacancy created by the resignation of Mr. Pedro-Pablo Kuczynski on February 16, 2004 upon accepting the office of Minister of Economy and Finance of Peru.

        The nominees to be voted on by the Class A Common Stockholders are Emilio Carrillo Gamboa, Jaime Claro, Héctor García de Quevedo Topete, Xavier García de Quevedo Topete, Oscar González Rocha, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. All of the nominees are currently serving as directors. Messrs. Ramiro G. Peru and J. Steven Whisler, the nominees representing Phelps Dodge, resigned on January 29, 2004. No nominees to fill these vacancies are presented to the Class A Common Stockholders at the annual meeting.

        Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the two nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK

        As a Common Stockholder, you will be asked to elect two directors at the annual meeting. The following two individuals have been nominated for election to the Board of Directors to represent you until the next annual meeting of stockholders.

For Common Stock Director		Age	Director Since
Luis Miguel Palomino Bonilla	Mr. Palomino has been the principal and senior consultant of Proconsulta International, Maryland (a financial consulting firm) since 2003. Previously he was First Vice President and Chief Economist, Latin America for Merrill Lynch Pierce Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Mr. Palomino has held various distinguished positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania, Philadelphia, and a degree in Economy from the University of the Pacific, Lima, Peru.	44	2004
Gilberto Perezalonso Cifuentes
Director of the Company since June 2002. From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra S.A. de C.V., the last position being that of General Director of Administration and Finance. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa S.A. He is currently Treasurer of the Asociación Vamos México A.C., consultant to the Presidency of Grupo Televisa S.A. and member of its Board and its Executive Committee. He is also member of the Investment Committee of IBM de Mexico. He is a member of the Advisory Council of Banco Nacional de Mexico S.A. de C.V. and member of the Board and of the investment committee of Afore Banamex, member of the Board and of the investment committee of Siefore Banamex No. 1, member of the Board of Gigante S.A. de C.V., International Center for Human Development, Costa Rica, Masnegocio Co. S. de R.L. de C.V., and Financiera Compartamos, S.A. de C.V. SFOL. Mr. Perezalonso is a member of the Audit Committee of Televisa S. A. de C. V. and Cablevision, S. A. de C. V.

	Mr. Perezalonso has a law degree from the Iberoamerican University and a Master's Degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.	61	2002

NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK

        The following eleven individuals have been nominated for election to the Board of Directors by the Class A Common Stockholders voting in accordance with the terms of a Stockholders' Agreement in effect among them. This information is being provided to Common Stockholders for informational purposes only, as they will not be asked to vote with respect to these individuals.

Class A Common Stock Director	Age	Position
Germán Larrea Mota-Velasco	50	Chairman of the Board, Chief Executive Officer and Director
Oscar González Rocha	65	President and Director
Emilio Carrillo Gamboa	66	Director
Jaime Claro	68	Director
Héctor García de Quevedo Topete	53	Director
Xavier García de Quevedo Topete	57	Director
Harold S. Handelsman	57	Director
Genaro Larrea Mota-Velasco	43	Director
Armando Ortega Gómez	43	Director
Juan Rebolledo Gout	53	Director
Carlos Ruiz Sacristán	54	Director

        Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board and Chief Executive Officer of the Company since December 1999 and Director since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo Mexico (holding) since 1994. Mr. Larrea has been Chairman of the Board and Chief Executive Officer of Grupo Minero México (mining division) since 1994 and of Grupo Ferroviario Mexicano (railroad division) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de Mexico (holding); Perforadora Mexico (drilling company), Mexico Compañia Constructora (construction company), Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the Company was sold. He has been Chairman and Chief Executive Officer of Asarco from November 1999 to present, and its President from November 1999 to January 2000. He is also a director of Grupo Comercial America, S.A., Grupo Bursatil Mexicano S.A., Bolsa Mexicana de Valores, Grupo Televisa, S.A. de C.V. and Banco Nacional de Mexico, S.A. He and Mr. Genaro Larrea Mota-Velasco are brothers.

        Oscar González Rocha, Director. Mr. González has been President, General Director and Chief Operating Officer of the Company since December 1999 and director since November 1999. He was Managing Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He has been an alternate director of Grupo Mexico from 1988 to April 2002 and director of Grupo Mexico since April 2002. He has been a director of Asarco since November 1999.

        Emilio Carrillo Gamboa, Director. Director since May 30, 2003. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been a partner of the law firm Bufete Carrillo Gamboa, S. C., a law firm specializing in corporate, financial, commercial, and public utility issues,since 1989. Mr. Carrillo Gamboa has extensive business experience and has served or currently serves on the boards of many prestigious Mexican businesses and charitable organizations. He is Chairman of the Board of Cementos Holcim- Apasco, S.A. de C.V. (cement company). Mr. Carrillo has held various distinguished positions in the Mexican government. From July 1987 to February 1989, he was Mexico's Ambassador to Canada. Mr. Carrillo is a director of the following companies: Grupo Modelo, S.A. de

C.V. (beer brewing), Kimberly-Clark de México, S.A. de C.V. (consumer products), San Luis Corporacion, S.A. de C.V. (automotive parts), Empresas ICA, S.A. de C.V. (construction), Grupo Mexico, S.A. de C.V., and the Mexico Fund, Inc. (NYSE—mxf), a nondiversified closed-end management investment company. He is member of the Valuation, Contract Review and Nominating and Corporate Governance Committees of the Mexico Fund. Mr. Carrillo is also a member of the Audit Committee of the following companies: Empresas ICA, S.A. de C.V. since 2001, Cementos Holcim-Apasco, S.A. de C.V. since 2002, Grupo Modelo, S.A. de C.V. since 2002, Kimberly-Clark de México, S.A. de C.V. since 2002, San Luis Corporacion, S.A. de C.V. since 2002, The Mexico Fund, Inc. since 2002, and Grupo Mexico, S.A. de C.V. since 2003.

        Mr. Carrillo Gamboa has a law degree from the Autonomous National University of Mexico, attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

        Jaime Claro, Director. Mr. Claro has been a director of the Company since September 1996. Mr. Claro has been a non-remunerated advisor to The Marmon Group/The Pritzker Organization LLC since October 1997. He is also Chairman and a director of ME Global Inc. and Quemchi S.A., Vice Chairman of Compañia Electro Metalurgica S.A., a director of Compañia Sud Americana de Vapores, S.A., Cristaleria de Chile S.A. and Navarino S.A., and advisor to the Board of Compañia Libra de Navegaçao.

        Héctor García de Quevedo Topete, Director. Mr. García de Quevedo has been Vice President, Finance and Chief Financial Officer of the Company since October 23, 2003. He has been Treasurer and a director of the Company since May 9, 2000. He has also been Managing Director of Special Matters of Grupo Mexico, S.A. de C.V. since 1999. He has been a director of Grupo Mexico since April 2002. He was Advisor to the Chairman and Chief Executive Officer of Grupo Mexico from 1994 to 1998. He and Mr. Xavier García de Quevedo Topete are brothers.

        Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a director of the Company since November 1999. He has been the President of Minera Mexico, S. A. de C. V. since October, 2001. He was Managing Director of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from June 1997 to November 1999, and Director General of Exploration and Development of Grupo Mexico, S.A. de C.V. from 1994 to 1997. He was an alternate director of Grupo Mexico from 1998 to April 2002. He has been a director of Grupo Mexico since April 2002, a director of Asarco since November 1999, and its President from January 2000 to September, 2001. Also a member of the Board of Directors of Coeur d'Alene Mines Corporation from 1999 to January 9, 2003. He and Mr. Héctor García de Quevedo Topete are brothers.

        Harold S. Handelsman, Director. Mr. Handelsman has been a director of the Company since August 2002. Mr. Handelsman is Executive Vice President and General Counsel of The Pritzker Organization, LLC, a private investment firm, since 1998. Mr. Handelsman has also been a senior executive officer of the Hyatt Corporation since 1978, currently serving as Senior Vice President, Secretary and General Counsel, and is a director of First Health Group Corp. (a managed care organization) and a number of private corporations. He received a B. A. degree from Amherst College in 1968 and a J. D. degree from Columbia University in 1973.

        Genaro Larrea Mota-Velasco, Director. Mr. Larrea was Vice President, Commercial of the Company from December 1999 until April 25, 2002, and has been a director since November 1999. He was Managing Commercial Director of Grupo Mexico from 1994 to August 30, 2001, and has been a director of Grupo Mexico from 1994 to date. He has been a director of Asarco from November 1999 to date. Mr. Larrea was President of Asarco from September 1, 2001 to October 2003 and Vice President, Chief Commercial Officer from November 1999 to August 30, 2001. He and Mr. Germán Larrea Mota-Velasco are brothers.

        Armando Ortega Gómez, Director. Mr. Ortega has been a director of the Company since August 2002. Mr. Ortega was appointed General Counsel of the Company on October 23, 2003. Mr. Ortega has been Vice President-Legal and Secretary of the Company since April 25, 2002. Previously, he was Assistant Secretary of the Company from July 25, 2001 to April 25, 2002. He has been General Counsel of Grupo Mexico since May 2001. He is also an Assistant Secretary of Grupo Mexico and Asarco. Previously, he headed the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister from 1997 to May 2001, and was negotiator for international matters for said Ministry from 1988 to May 2001.

        Juan Rebolledo Gout, Director. Mr. Rebolledo has been a director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Undersecretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), Director of the "National Institute for the Historical Studies of the Mexican Revolution" of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of Mexico, Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from the National Autonomous University of Mexico, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

        Carlos Ruiz Sacristán, Director. Mr. Carlos Ruiz Sacristán is a prominent businessman in Mexico and has held various distinguished positions in the Mexican government, the last one being that of Secretary of Communication and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the Board of Directors of the Mexican-owned companies in the sector, and member of the Board of Directors of development banks. Mr. Ruiz holds a bachelor's degree in business administration from the Anahuac University of Mexico City, and an MBA degree from Northwestern University of Chicago. In November 2001, Mr. Ruiz established Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz continues to be the owner and managing partner of Proyectos Estrategicos Integrales.

Security Ownership of Certain Beneficial Owners

        Set forth below is certain information with respect to those persons who are known by the Company to have been, as of December 31, 2003, the beneficial owners of more than five percent of the Company's outstanding Common Stock or Class A Common Stock.

	Common Stock		Class A Common Stock
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock	Shares of Class A Common Stock Beneficially Owned	Percent Outstanding Class A Common Stock	Percent of Outstanding Capital Stock	Voting Percentage (a)
SPHC II Incorporated(b) 2575 E. Camelback Road, Suite 500, Phoenix, AZ 85016	—	—	43,348,949	65.77%	54.17%	63.07%
Cerro Trading Company, Inc.(c) 225 West Washington Street Suite 1900 Chicago, IL 60606	—	—	11,378,088	17.26	14.22	16.55
Phelps Dodge Overseas Capital Corporation(d) One North Central Avenue Phoenix, AZ 85004	—	—	11,173,796	16.95	13.96	16.25
Merrill Lynch & Co., Inc. World Financial Center, North Tower 250 Vesey Street New York, NY 10381 (e)	759,050	5.38%	—	—	0.94	0.22
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105(f)	874,464	6.19	—	—	1.09	0.25
Barclays Private Bank Limited 59/60 Grosvenor Street London, WIX 9DA England (f)	924,041	6.54	—	—	1.15	0.27
AFP Horizonte Av. Republica de Panama 3055, 5th Floor, San Isidro, Lima 27, Peru (g)	1,539,776	10.91	—	—	1.92	0.45
Integra AFP Canaval and Moreyra 522, San Isidro, Lima, Peru (h)	1,981,297	14.04	—	—	2.48	0.58
Profuturo AFP Francisco Masias 370 San Isidro, Lima 27, Peru (i)	986,836	6.99	—	—	1.23	0.29
AFP Union Vida Pasaje Los Delfines 159, Urb. Las Gardenias, Santiago de Surco, Lima Peru (j)	1,667,377	11.81	—	—	2.08	0.49

(a)
The Company's Certificate provides that, except with respect to the election of directors or as required by law, the Common Stock and the Class A Common Stock vote together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes.

(b)
An indirect wholly-owned subsidiary of Grupo Mexico, S.A. de C.V. On March 31, 2003, SPHC sold all its SPCC stock to Asarco's immediate parent corporation, AMC. Immediately after the transaction, the shares of Class A Common Stock were transferred to SPHC II Incorporated, a subsidiary of AMC, and were pledged to a group of financial institutions.

(c)
A subsidiary of The Marmon Corporation.

(d)
A subsidiary of Phelps Dodge Corporation.

(e)
As reported on a Schedule 13-G filed by Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, on January 28, 2004. Ownership is disclaimed. Certain of the shares reported may also be owned beneficially by others holders of more than 5% of the Common Stock of the Company.

(f)
As reported on a Schedule 13-G filed by Barclays Global Investors, NA on February 17, 2004. Barclays Global Investors reports sole voting and dispositive power over 705,482 shares. Barclays Private Bank Limited reports sole voting and dispositive power over 754,650 shares. Certain of the shares reported may also be owned beneficially by others holders of more than 5% of the Common Stock of the Company.

(g)
Information provided by AFP Horizonte.

(h)
Information provided by Integra AFP.

(i)
Information provided by Profuturo AFP.

(j)
Information provided by AFP Union Vida.

        The Class A Common Stockholders have entered into the Stockholders' Agreement, which contemplates, among other things, a Board of Directors composed of 15 members, one of whom is the President.

        Under the terms of the Stockholders' Agreement, each Class A Common Stockholder has the right to nominate that number of 12 directors which is in proportion to the percentage of Class A Common Stock owned by it (or its affiliates) out of the aggregate Class A Common Stock then owned by all holders of Class A Common Stock (without any minimum required number of shares), rounded to the nearest whole director, with 0.5 being rounded up. If this would result in the Class A Common Stockholders, as a group, being entitled to elect a number other than 12 directors, the Stockholders' Agreement contains a formula for rounding up or rounding down as necessary to apportion the 12 directors among the Class A Common Stockholders. The Class A Common Stockholders have also agreed to nominate and vote for the President as a director. Messrs. Ramiro G. Peru and J. Steven Whisler, the nominees representing Phelps Dodge, resigned on January 29, 2004. No nominees to fill these vacancies are presented to the Class A Common Stockholders at the annual meeting.

        The Certificate provides that each share of Class A Common Stock automatically converts into one share of Common Stock (voting share for share as a single class on all matters including election of directors), if at any time the number of shares of Class A Common Stock and Common Stock owned by the Class A Common Stockholders (or affiliates of the Class A Common Stockholders) is less than 35% of the outstanding shares of Class A Common Stock and Common Stock of the Company. At such time the Stockholders' Agreement would terminate. In addition, the rights and obligations of each Class A Common Stockholder under the Stockholders' Agreement terminate in the event such Class A Common Stockholder (or its affiliates) ceases to own shares of Class A Common Stock.

Beneficial Ownership of Management

        The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2003.

	Southern Peru Copper Corporation
	Shares of the Company's Common Stock Beneficially Owned (a)	Percent of Outstanding Common Stock
Emilio Carrillo Gamboa	200		(b)
Jaime Claro	200		(b)
Héctor García de Quevedo Topete	0
Xavier García de Quevedo Topete	0
Oscar González Rocha	0
Harold S. Handelsman	400		(b)
Pedro-Pablo Kuczynski	200		(b)
Genaro Larrea Mota-Velasco	0
Germán Larrea Mota-Velasco (c)	1,000		(b)
Armando Ortega Gómez	400		(b)
Luis Miguel Palomino Bonilla	0
Gilberto Perezalonso Cifuentes	600		(b)
Ramiro G. Peru	600		(b)
Juan Rebolledo Gout	200		(b)
Carlos Ruiz Sacristán	200		(b)
J. Steven Whisler	800		(b)

All nominees, directors and officers as a group (20 individuals)	4,800		(b)

(a)
Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b)
Less than 0.5%.

(c)
Mr. Larrea disclaims beneficial ownership over the shares of the Company owned by SPHC II, which in turn is controlled by Grupo Mexico.

        In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission ("SEC"). Grupo Mexico, S.A. de C.V. is a Mexican corporation with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Grupo Mexico's principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico S.A de C.V. shares are listed on the Mexican Stock Exchange.

        The largest shareholder of Grupo Mexico is Empresarios Industriales de Mexico, S.A. de C.V., a Mexican corporation ("EIM"). The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo

Mexico S.A de C.V. Mr. Larrea disclaims beneficial ownership of such shares other than the following shares held directly by him.

Director/Officer	Beneficial Ownership
Germán Larrea Mota-Velasco(1)	37,650,000
Xavier García de Quevedo Topete	44,946
Genaro Larrea Mota-Velasco	8,976,334
Oscar González Rocha(2)	278,574
Remigio Martinez Muller	15,248
Vidal Muhech Dip	20,000
Armando Ortega Gómez	11,524
Mario Vinageras Barroso	93
Juan Rebolledo Gout	13,000

Total	47,009,719

(1)
Information as of December 31, 2001.

(2)
Mr. Oscar González Rocha has the right to acquire 38,523 additional shares of Grupo Mexico under Grupo Mexico's stock option plan.

  Except as set forth above, and to the knowledge of the Company, none of the nominees, directors and executive officers named in the Summary Compensation Table beneficially own any equity security of Grupo Mexico S.A. de C.V.

Committee Reports on Executive Compensation

Compensation Committee

        The Compensation Committee of the Board of Directors of the Company furnished the following report on compensation of executive officers in 2003. Since December 17, 1999, this Committee is comprised of the entire Board of Directors. The Committee did not meet in 2003.

        In 2003, the only executive officer compensated by the Company was Mr. Oscar González Rocha, the President of the Company. The base salary of Mr. González was determined by the Company and is reflected in an employee agreement mandated by Peruvian law. The base salary of Mr. Oscar González Rocha follows the guidelines of salaries of other key employees of the Company in Peru. The other items of the compensation paid in 2003 to Mr. Oscar González Rocha are consistent with compensation paid to other key employees of the Company in Peru or are mandated by Peruvian law. For 2003 the Company approved an incentive cash payment to Mr. Oscar González Rocha in recognition of his performance. The incentive cash payment to Mr. Oscar González Rocha is reflected in the Summary Compensation Table.

        In 2003, the Compensation Committee did not award cash incentive compensation under the Southern Peru Copper Corporation Incentive Compensation Plan to Mr. Oscar González Rocha. The Compensation Committee under the Southern Peru Copper Corporation Incentive Compensation Plan determines annual cash incentive payments to key salaried employees of the Company. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position. For executive officers these targets are set at competitive median levels. The Compensation Committee determines the officers' levels of responsibility after review of substantially equivalent positions among the Company's peers.

        Under the Incentive Compensation Plan, awards to employees are established from a predetermined target level, based upon performance measured in the areas of production, safety and environmental at two levels: individual and Company-wide.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Company may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company's proxy statement. The Compensation Committee does not believe that Section 162(m) will have any immediate material impact on the Company because, among other things, its principal taxing jurisdiction is Peru. The Compensation Committee will, however, continue to monitor the Company's executive compensation programs to ensure their effectiveness and efficiency in light of the Company's needs, including Section 162(m).

The Board of Directors:

Emilio Carrillo Gamboa	Germán Larrea Mota-Velasco
Jaime Claro	Armando Ortega Gómez
Héctor García de Quevedo Topete	Luis Miguel Palomino Bonilla
Xavier García de Quevedo Topete	Gilberto Perezalonso Cifuentes
Oscar González Rocha	Juan Rebolledo Gout
Harold S. Handelsman	Carlos Ruiz Sacristán
Genaro Larrea Mota-Velasco

Stock Incentive Plan Committee

        The Stock Incentive Plan Committee of the Board of Directors of the Company administers the Company's Stock Incentive Plan. The members of the Committee currently are Messrs. Emilio Carrillo Gamboa and Gilberto Perezalonso. The Committee did not meet in 2003.

        The Committee selects officers and other employees for participation in this plan and decides upon the timing, pricing and amount of awards and benefits granted under the Stock Incentive Plan.

        No long-term incentive compensation was awarded in 2003. Long-term incentive compensation consists of awards of restricted stock and/or stock options and are designed to link the interests of executive officers and selected employees with those of stockholders by providing an incentive to manage the business of the Company as an owner with an equity stake. Awards generally are made to selected officers and employees, and are made within long-term incentive targets based upon analyses by the Company and consideration of each executive's and employee's performance. In the case of the Chief Executive Officer, the Committee also considers his performance and responsibility in directing the Company's performance.

The Stock Incentive Plan Committee: Emilio Carrillo Gamboa Gilberto Perezalonso Cifuentes

Audit Committee Report

        In 2003, the Southern Peru Copper Corporation Audit Committee ("Audit Committee") was comprised of three independent directors, Messrs. Emilio Carrillo Gamboa, Pedro-Pablo Kuczynski and Gilberto Perezalonso. Mr. John F. McGillicuddy was an independent member of the Audit Committee from 1996 until his resignation on May 22, 2003.

        Mr. Perezalonso has been a member of the Audit Committee since June 2002 and was elected to represent the Common Stockholders at the 2002 Annual Meeting of Stockholders of the Company.

Mr. Emilio Carrillo Gamboa was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee. Mr. Pedro-Pablo Kuczynski was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Pedro-Pablo Kuczynski resigned on February 16, 2004.

        Mr. Luis Miguel Palomino Bonilla has been elected recently to fill the vacancy created by the resignation of Mr. Kuczynski, as the third independent member of the Audit Committee.

        The Board of Directors of the Company determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso, and Emilio Carrillo are independent of management and financially literate in accordance with the qualifications of the New York Stock Exchange ("NYSE") and the SEC, as such qualifications are interpreted by the Company's Board of Directors in its business judgment. In addition, the Board of Directors determined that Mr. Luis Miguel Palomino Bonilla and Gilberto Perezalonso are Audit Committee financial experts, as the Board of Directors interprets this qualification in its business judgment. The Board of Directors also determined that Messrs. Palomino and Perezalonso satisfy the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this qualification in its business judgment. The Audit Committee met seven times in 2003, with 100% attendance by Messrs. Emilio Carrillo Gamboa and Pedro-Pablo Kuczynski of the two meetings they were eligible to attend, and 86% attendance by Mr. Gilberto Perezalonso.

        The Board of Directors has adopted a written charter for the Audit Committee, which was attached to the 2003 proxy statement. The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The functions of the Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

        In connection with those responsibilities, the Audit Committee has taken the following actions:

  (1)
  reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

  (2)
  discussed with the independent accountants, PricewaterhouseCoopers LLP ("PwC"), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (Audit Committee Communications);

  (3)
  received the written disclosures and the letters from PwC required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with PwC its independence from the Company and its management;

  (4)
  discussed with the Company's internal and independent accountants, PwC, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting;

  (5)
  recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC; and

  (6)
  selected PwC as independent accountants for year 2004. Such selection is submitted for ratification by the stockholders at this Annual Meeting.

The Audit Committee: Emilio Carrillo Gamboa Gilberto Perezalonso Cifuentes

Principal Accountant Fees and Services

        The following is a summary of fees billed to the Company by PwC and Deloitte & Touche LLP ("D&T") for professional services rendered for the years ended December 31, 2003 and 2002, respectively.

        PwC

Fee Category	2003 Fees
Audit Fees	$290,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	12,830

Total Fees	$302,830

D&T
Fee Category	2002 Fees
Audit Fees	$245,000
Audit-Related Fees	—
Tax Fees	9,000
All Other Fees	11,500

Total Fees	$265,500

Audit Fees

        Consists of fees for professional services rendered for the audit of the Company's financial statement and review of the interim financial statements included in quarterly reports.

Audit-Related Fees

        None.

Tax Fees

        D&T provided tax services in 2002 amounting to $9,000. The fees related primarily to tax compliance and tax advice in Peru.

All Other Fees

        All other fees for services, other than those described above, were $12,830 billed by PwC in 2003 and $11,500 billed by D&T in 2002. Other fees consisted primarily of fees for services in connection with statutory and regulatory filings.

Audit Committee Pre-Approval Policies and Procedures

        Management of the Company defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PwC. In 2003, all services provided by PwC were approved in advance by the Committee.

Executive Compensation

        Set forth below is certain information concerning the compensation for services in all capacities to the Company for fiscal year 2003 of Mr. Oscar González Rocha, the Company's President and General

Director. Mr. Germán Larrea, the Company's Chairman and Chief Executive Officer received no compensation from the Company in 2003 for services other than as a director. In addition, during 2003 the Company paid no compensation to any other executive officer other than director's fees to those executive officers also serving as directors of the Company.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (a)	All Other Compensation (b)
Oscar González Rocha	2003	$325,308	$106,965	$83,935	$91,365

(a)
Other Annual Compensation consists mainly of Company sponsored programs and compensation mandated by Peruvian law. Amounts shown reflect for Mr. Oscar González Rocha, $26,641 as a Peruvian mandated vacation bonus, $55,167 as a bonus for national holidays and Christmas, also mandated by Peruvian law, and $2,127 for vacation travel.

(b)
Amounts shown reflect (1) a maintenance fee for a corporate residence of the President in Lima, Peru, (2) profit participation mandated by Peruvian law in the earnings of the Peruvian Branch of the Company, and (3) severance benefits and other compensation mandated by Peruvian law. Peruvian law requires the payment of a profit participation in the pre-tax earnings of the Peruvian Branch of the Company. Under this program, Mr. Oscar González Rocha received $51,509. Additionally, as a severance benefit, Peruvian law requires a deposit of one twelfth of an employee's annual salary, vacation, travel, national holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable, in a bank account of the employee's choosing, which accrues interest paid by the bank, until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, $33,912 in severance benefits were deposited on behalf of Mr. Oscar González Rocha.

Option Grants, Exercises, and Fiscal Year-End Values

        No options were granted in 2003.

Option Exercises and Fiscal Year-End Values

        No options were exercised in 2003.

Retirement Plans

        None of the executive officers of the Company is covered by the Company's pension plans.

Severance Benefit

        As described in Note (b) to the Summary Compensation Table above, the Company provides severance benefits as required by Peruvian law.

Employment Agreements

        Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha has entered into an employment agreement. These contracts are for terms of one year and may be extended for additional periods. In accordance with the terms of the contracts, the Company agrees to provide expatriate employees with benefits as required by Peruvian law. The contracts provide that the Company may dismiss expatriate employees for serious offenses as established by Peruvian law.

Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Under the contracts, employees may resign at any time by providing the Company with 30 days' notice.

Certain Transactions

        Grupo Mexico, the majority (54.2%) indirect stockholder of the Company and its affiliates, provide various support services to the Company. In 2003, these activities were principally related to accounting, legal, tax, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative support services. Grupo Mexico is reimbursed for these support services. The total amount paid by the Company to Grupo Mexico for such services in 2003 was $7 million.

        The Class A Common Stockholders and/or their affiliates, purchase copper products from the Company from time to time at prices determined by reference to the LME and COMEX market price for copper at such time. The Company expects that its policy of determining prices for related party transactions by reference to the LME or COMEX market prices for copper at the time of any such transaction will be continued.

        Subsidiary companies of Grupo Mexico purchased $3.4 million of copper products from the Company in 2003.

        Sociedad Minera Cerro Verde S.A., an affiliate of Phelps Dodge and Phelps Dodge Corporation, affiliated companies of a shareholder of the Company, purchased $1.9 million of acid products from the Company in 2003.

        In 2003, the Company purchased from Asarco, a former shareholder of the Company and a subsidiary of Grupo Mexico, used mining equipment and exploration properties in Chile. In compliance with Peruvian regulations related to used vehicles and mining equipment, the trucks and mining equipment were independently appraised at fair market value at the time of purchase for $10 million. In 2003, the Company purchased from Asarco mining exploration properties in Chile, at a cost of $3.7 million. The Company used an independent appraisal firm to determine the purchase price.

        As of December 31, 2003, the Company had overdue receivables of $2.4 million from Americas Sales Corporation ("ASC"), a subsidiary of Grupo Mexico, for sales of copper products made in 2002 with customary terms. Grupo Mexico has guaranteed payment of this receivable and the unpaid balance accrues interest. The Company believes ASC intends to and has the ability to pay the amount due.

        Additionally, on January 15, 2004, the Company entered into a tolling agreement with Asarco. Under the terms of the agreement in 2004, the Company will deliver to Asarco, at its Amarillo, Texas refinery, 77,000 tons of copper cathodes for conversion into copper rods, which the Company will sell to customers in the United States. Deliveries to the Asarco refinery will be made on a monthly basis. The Company will pay a tolling charge to Asarco at competitive market terms.

        The Company contracted an aggregate of approximately $1.2 million, in 2003 for shipping services to and from Peru by Compañia Sud-Americana de Vapores, S.A. ("CSAV"), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. and Mr. Jaime Claro, a director of the Company, is Chairman of Quemchi, S.A.

        The Company purchased $1.4 million in 2003 of industrial materials from Higher Technology Solutions S.A. ("Higher Tech"), a Peruvian corporation and a related company. Mr. Carlos González, a son of the Company's President and General Director, is a partner in Higher Tech and the owner of the related party. In addition, the Company purchased $0.2 million in 2003 of industrial materials from Societé Française des Bandes Transporteuses ("S.F.B.T."), a French Corporation. Mr. Alejandro González, a son of the Company's President and General Director, is affiliated with this company

        It is anticipated that in the future the Company will enter into similar transactions with the same parties.

        On February 3, 2004, Grupo Mexico, the largest indirect stockholder of the Company, presented a proposal regarding the possible sale to the Company of all the shares of Grupo Mexico's subsidiary, Minera Mexico, S.A. de C.V. ("MM"), representing 99% of MM's outstanding shares, in return for the issuance of additional shares of the Company. MM holds substantially all of Grupo Mexico's Mexican mining assets.

        The Company has formed a special Committee of Disinterested Directors, comprised of members of its Board to evaluate whether the proposal is in the best interest of the stockholders to the Company. The Company notes that there can be no assurance as to whether agreement can be reached with regard to this transaction. Mr. Palomino has been elected to the Committee of Disinterested Directors.

        If consummated, the transaction would result in the Company having a single class of common stock, listed on the NYSE.

Shareholder Return Performance Presentation

        Set forth below is a line graph comparing the yearly change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P composite 500 Stock Index and the S&P DIV Metals Index for the five-year period ending December 31, 2003. The Company's Common Stock commenced trading on the New York Stock Exchange on January 5, 1996. The chart below analyzes the total return on SPCC's Common Stock for the period commencing December 31, 1998 and ending December 31, 2003, compared to the total return of the S&P 500 and the S&P Metals for the five-year period commencing December 31, 1998 and ending December 31, 2003. In 1999, SPCC's stock increased 67.48% compared to a positive return of 19.53% for the S&P 500 and a positive return of 53.80% for the S&P DIV Metals Group. In 2000, SPCC's Stock provided a negative return of 14.06% compared to a negative return of 10.14% for the S&P 500 and a negative return of 24.35% for the S&P DIV Metals Group. In 2001, SPCC's Stock provided a positive return of 0.76% compared to a negative return of 13.04% and a negative 27.79% for the S&P 500 and the S&P DIV Metals Index, respectively. In 2002, SPCC's stock increased 20.50% compared to a negative return of 23.37% for the S&P 500 and a positive return of 9.89% for the S&P DIV Metals Group. In 2003 SPCC's stock returned was positive 225.42% compared to a positive return of 26.38% for the S&P 500 and a positive return of 144.30% for the S&P DIV Metals Index.

Comparision of Five Year Cumulative Total Return*
SPCC Stock, S&P 500 Index and S&P DIV Metals Index.**

*
Total Return assumes reinvestment of dividends

**
The Comparison assumes $100 dollars invested on December 31, 1998

S&P DIV Metals Index components: Phelps Dodge and Freeport McMoran

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Certain directors of the Company representing Grupo Mexico are executive officers of the Company, of Grupo Mexico or its affiliates. Mr. Jaime Claro, a director of the Company, is Chairman of Quemchi, S.A. Messrs. J. Steven Whisler and Ramiro G. Peru were the directors of the Company representing Phelps Dodge until their resignation on January 29, 2004. All directors comprise the Compensation Committee of the Board. The Compensation Committee did not meet in 2003. See also "Certain Transactions."

"Controlled Company" Exception to NYSE Rules.

        A company of which more than 50% of the voting power is held by a single entity, a "controlled company", need not comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nomination/corporate governance committees.

        The Company is a controlled company as defined by the rules of the NYSE. Grupo Mexico owns indirectly 54.2% of the stock of the Company. The Company has taken advantage of the exceptions to comply with the corporate governance rules of the NYSE.

Corporate Governance Guidelines, Committee Charters and Code of Ethics

        The Company has adopted Corporate Governance Guidelines for the Board of Director and charters for the Audit, Nominating, Governance, and Compensation Committees. The Company also has in place a Code of Ethics that apply to the Company's principal executive officer, principal financial officer, comptroller, all officers, directors and employees of the Company, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, and Committee charters, may be accessed free of charge by visiting the Company's website at

www.southernperu.com. The Code of Ethics was filed as an exhibit to the report on Form 10-K for the year ended December 31, 2003. Copies of these documents are also available in print by written request directed to the Secretary, at Southern Peru Copper Corporation, 2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016 or at Southern Peru Copper Corporation, Av. Caminos del Inca 171, Lima-33, Peru.

        The Company intends to report any amendments to, or waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller and other persons performing similar functions.

Shareholder Communications with Directors

        Shareholders or other persons wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Corporate Secretary at Southern Peru Copper Corporation, 2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016 or at Southern Peru Copper Corporation, Av. Caminos del Inca 171, Lima-33, Peru.

        All communications so received from shareholders or other interested parties will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

        The Company does not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Armando Ortega Gómez, a director and the Secretary of the Company, chaired the 2003 annual meeting of stockholders. All other directors were unable to attend.

Additional Information

        The Compensation Committee is comprised of all the members of the Board. The Committee did not meet in 2003.

        The Committee has general responsibility for the administration, interpretation and oversight of all aspects of remuneration, including compensation, benefits and perquisites, of all executive officers of the Company and other key employees of the Company and its subsidiaries. The Committee produces the Committee report on executive compensation for inclusion in the Company's SEC filings.

        The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee to the extent permitted by law. The Committee may delegate its administrative duties to the Chief Executive Officer or other members of senior management, as permitted by applicable law and regulations. The Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve fees and other retention terms.

        The Nominating Committee, is comprised of Messrs. Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Xavier García de Quevedo Topete, and Emilio Carrillo Gamboa. The Committee did not meet in 2003. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations, tenure policy and committee assignments for directors representing the Common Stockholders. The Committee considers recommendations for nominees to the Board of Directors from all sources. Recommendations for nominees to represent the Common Stockholders should be sent in writing to the Secretary of the Company. Common Stockholders are entitled to elect two directors, voting as a separate class. The Company's By-laws define notice procedures to be followed by Common Stockholders seeking to nominate directors for election. Under the By-laws, a Common Stockholder seeking to nominate a director for election by Common Stockholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the Common Stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 2005 annual meeting of stockholders must be received by January 31, 2005.

        The Nominating Committee may:

  •
  consider and recruit candidates to fill the two positions on the Board allocated to directors representing Common Stockholders taking into account the Board's current composition and core competencies and the needs of the Board as a whole;

  •
  apply criteria for Board membership that require directors representing Common Stockholders to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to Company matters, and a history of achievement;

  •
  review and consider candidates recommended by Common Stockholders;

  •
  conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates representing Common Stockholders;

  •
  recommend the director nominees representing Common Stockholders for approval by the Board and the shareholders; and

  •
  recommend to the Board for its approval directors representing Common Stockholders to serve as members of each Board committee taking into account the requirements and needs of each committee, its purpose and responsibility, the qualifications of the directors, and any other factors it deems appropriate.

        The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. The Committee has the sole authority to retain and terminate any advisor, including counsel and search firm to be used to identify director candidates, including sole authority to approve the fees and other retention terms of said advisors.

        The Nominating Committee of the Board of Directors also functions as the Corporate Governance Committee of the Board of Directors. The primary functions of the Corporate Governance Committee are (a) to consider and make recommendations to the Board concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board corporate governance principles, and (c) to oversee evaluation of the Board and management.

        The Board of Directors met four times in 2003, with 100% attendance by Mr. Pedro-Pablo Kuczynski for the two meetings he was eligible to attend in 2003, and 50% attendance by Mr. Perezalonso. Messrs. Kuczynski and Perezalonso were the two directors representing holders of Common Stock in 2003. All of the directors standing for reelection by the holders of Class A Common Stock attended 100% of the aggregate number of meetings of the Board and of the committees on which they served, with the exception of Mr. Germán Larrea Mota-Velasco, who attended 75% of the meetings.

Compensation of Directors

        During 2003, directors who were not compensated as employees of the Company were paid a basic fee of $15,000 plus $1,000 for attendance at each meeting of the Company's Board and of any Committee of the Board. The Company has a Directors' Stock Award Plan pursuant to which directors who are not compensated as employees of the Company are entitled to an award of 200 shares of

Common Stock upon election to the Board and 200 additional shares of Common Stock following each annual meeting of stockholders thereafter.

        At the February 3, 2004 Board Meeting the basic fee was increased to $20,000, and the meeting fee to $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation remains at $1,000 for each meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based on Company records and other information, the Company believes that all filing requirements of the Securities and Exchange Commission applicable to its executive officers, directors, and ten percent or more owners were complied with for 2003, except that Mr. Xavier García de Quevedo Topete, a director, filed one late report covering the sale of 1,000 shares in November 2003, and Mr. Genaro Larrea Mota-Velasco, a director, filed one late report covering the sale of 1,000 shares in December 2003. Mr. Oscar González Rocha, a director and President of the Company, filed one late report covering the sale of 200 shares in December 2003.

        Additionally, Asarco, a former stockholder of the Company and a subsidiary of Grupo Mexico, filed several late reports. The reports cover the following transactions: the sale of 1,200 shares of Common Stock on May 30, 2003, the sale of 4,800 shares of Common Stock on June 2, 2003, the sale of 43,348,949 shares of Class A Common Stock on March 31, 2003, the sale of 600 shares of Common Stock on February 20, 2003, and the sale of 4,300 shares of Common Stock on February 24, 2003.

        Grupo Mexico, an indirect stockholder of the Company, filed late reports covering the sale of 10, 300 shares of Common Stock on December 4, 2003 and the sale of 700 shares of Common Stock on June 27, 2003.

        The Peruvian pension plans owning more than 10% of the Common Stock of the Company have not furnished Section 16 (a) beneficial ownership reports to the Company in 2003. The Company is not aware if said Peruvian pension funds have complied in a timely manner or otherwise with the Section 16 (a) beneficial ownership reporting requirements.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

  The Board of Directors recommends that you vote FOR the following proposals:

PROPOSAL TO ELECT TWO DIRECTORS OF THE
COMPANY TO REPRESENT THE HOLDERS OF COMMON STOCK

        The Board of Directors recommends that you vote in favor of the election of Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes as directors of the Company to represent the Common Stockholders.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

        On March 14, 2003, the Audit Committee of the Board of Directors selected PricewaterhouseCoopers LLP to replace Deloitte & Touche LLP.

        On April 25, 2002, upon the recommendation of the Audit Committee, the Board of Directors of the Company approved the selection of Deloitte & Touche LLP as independent auditors for 2002, replacing Arthur Andersen LLP. Both firms have provided excellent services to the Company. In connection with the audits for 2001 and 2002 and through subsequent periods, there was no disagreement with either Arthur Andersen or Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Also, during those time periods there have been no "reportable events," as such term is used in Item 304 (a) (1) (v) of

Regulation S-K of the SEC. Arthur Andersen's and Deloitte & Touche's reports on the financial statements of the Company for 2001 and 2002, respectively, neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        PricewaterhouseCoopers LLP were the independent accountants of the Company continuously from 1962 until 1999. PricewaterhouseCoopers LLP is a world-class global auditing firm and is the world's leading auditing firm for the mining industry. On January 27, 2004, the Audit Committee selected PricewaterhouseCoopers LLP as independent accountants of the Company for 2004.

        The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the calendar year 2004.

        PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its members have any direct or material indirect financial interest in the Company or its subsidiaries. A representative of PricewaterhouseCoopers LLP will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSALS OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at the Company's 2005 annual meeting of stockholders must be received by the Company at its principal executive office in the United States (2575 E. Camelback Rd. Suite 500, Phoenix, AZ 85016, USA) by November 30, 2004 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

OTHER INFORMATION

        The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

        The cost of soliciting proxies in the accompanying form will be borne by the Company. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for net fees to be paid by the Company of $12,000, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Peru Copper Corporation
Armando Ortega Gómez, Secretary

Phoenix, AZ, March 26, 2004

SOUTHERN PERU COPPER CORPORATION

PROXY

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be held April 29, 2004

        The undersigned hereby appoints OSCAR GONZALEZ ROCHA, HECTOR GARCIA DE QUEVEDO TOPETE and ARMANDO ORTEGA GOMEZ, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Peru Copper Corporation, to be held at the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on April 29, 2004, at 5:00 P.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

        Holders of Common Stock, voting as a separate class, are entitled to elect two directors at the meeting. Please refer to the Proxy Statement for details.

        PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR both nominees for election as directors and FOR proposal No. 2.

(Continued on the other side.)

                      SOUTHERN PERU COPPER CORPORATION
                      P.O. Box 11179
                      New York, N.Y. 10203-0179

☐	☒ Votes MUST be indicated (x) in Black or Blue ink.

Directors of SPCC recommend a vote "For" Proposals 1 and 2.

1.	Election of Directors	FOR both nominees	☐	WITHHOLD AUTHORITY to vote	☐	*EXCEPTIONS	☐
		listed below		for both nominees listed below

Common Stock Director Nominees: Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes

(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)

*Exception:

		FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as independent accountants for 2004.
3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
Address Change
If you have an Address Change, mark here. ☐
Comments
If you have any Comments on the reverse side of this card, mark here. ☐
Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.
Date
Share Owner sign here
Co-Owner sign here

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on April 29, 2004
PROXY STATEMENT
VOTING SECURITIES
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK
NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK
Summary Compensation Table
Comparision of Five Year Cumulative Total Return* SPCC Stock, S&P 500 Index and S&P DIV Metals Index.
APPROVAL OF PROPOSALS BY STOCKHOLDERS
PROPOSAL TO ELECT TWO DIRECTORS OF THE COMPANY TO REPRESENT THE HOLDERS OF COMMON STOCK
PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS